Exhibit 24(b)(4.127)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

The Contract, which includes any riders, endorsements, and other attachments to the Contract, is hereby endorsed as of the Effective Date of this Endorsement.  To the extent there is a conflict between the provisions of this Endorsement and the Contract, the provisions of this Endorsement shall control.  Any capitalized terms not defined in this Endorsement but defined in the Contract shall have the meaning given to them in the Contract.  Where used in this Endorsement, the term Contract shall mean a Contract and a Certificate, as applicable.

1.	Definitions

Any reference to "Contributions" in this Endorsement includes references to "Net Contributions", "deposits", "Net Deposits", or "Purchase Payments" for those contracts and certificates being endorsed that use such terminology.

Any reference to "Contract Holder" in this Endorsement includes references to "Owner" for those contracts and certificates being endorsed that use such terminology.

To the extent the Contract being endorsed refers to "General Account" rather than "Fixed Account", any reference to "Fixed Account" in this Endorsement means "General Account" as well.

Any reference to "In Good Order" in this Endorsement means an authorized Participant, Plan sponsor or Contract Holder instruction to us that utilizes such medium as we may require and when it is given with such clarity and completeness that we are not required to exercise any discretion in carrying it out.

Any reference to "Individual Account" in this Endorsement includes references to "Plan Account" for those contracts and certificates being endorsed that use such terminology.

Any reference to "Individual Account value" in this Endorsement includes references to "Current Value", "Adjusted Current Value", and "Individual Account Reserve" for those contracts and certificates being endorsed that use such terminology.

Any reference to "Investment Options" in this Endorsement means the Funds and Fixed Interest Options available under the Contract.  Any reference to "partial and/or full Withdrawals" in this Endorsement includes references to "Surrender" for those contracts and certificates being endorsed that use such terminology.

Any reference to "Withdrawal Charge" in this Endorsement includes references to "Withdrawal Fee" or "Surrender Fee" for those contracts and certificates being endorsed that use such terminology.

2.	Addition of a Fixed Account

An additional fixed account, hereinafter referred to as "[Fixed Plus Account A]", is added to the Contract.  [Fixed Plus Account A] is a Fixed Interest Option and also an Investment Option available under the Contract with a guaranteed minimum interest rate of [0%-1%].  [Fixed Plus Account A] is an obligation of our General Account.

On any Contributions made to [Fixed Plus Account A], the Company will add interest daily at an annual rate that is no less than the guaranteed minimum interest rate applicable to [Fixed Plus Account A].

The interest rate to be credited to the amounts allocated to [Fixed Plus Account A] may be changed at any time, except that any interest rate to be credited following a rate change initiated solely by the Company will be guaranteed to remain in effect until the last day of the three month period measured from the first day of the month such change was made.

3.	Contributions

The following is added to the Contributions provision of the Contract:

The Fixed Account and/or Fixed Plus Account, (as applicable), are no longer available Investment Options under the Contract, nor available Fixed Interest Options under the Contract.

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The Fixed Account and/or Fixed Plus Account, (as applicable), are closed to any type of allocations or Contributions, regardless of whether recurring, non-recurring, transfers, rollovers, exchanges, reallocations, or otherwise, or referred to as investments or re-investments, and therefore such allocations or Contributions will be automatically re-directed to the [Fixed Plus Account A].

Allocations or Contributions to the [Fixed Plus Account A] are permitted to the same extent allocations or Contributions to the Fixed Account and/or Fixed Plus Account (as applicable) were permitted prior to the Effective Date of this Endorsement.  Any reference to allocations or Contributions to the Fixed Account and/or Fixed Plus Account shall mean allocations or Contributions to the [Fixed Plus Account A].

4.	Individual Account Value

The [Fixed Plus Account A], including any interest added thereon, is also included in the calculation of the Individual Account value.

5.	Transfers

Transfers are no longer permitted to the Fixed Account and/or Fixed Plus Account (as applicable).

Transfers from the [Fixed Plus Account A] to other Investment Options are permitted except to the Fixed Account and/or the Fixed Plus Account (as applicable).  Such Transfers are subject to a limit referred to as the "[Fixed Plus Account A] Annual Transfer and Partial Withdrawal Limit."  The [Fixed Plus Account A] Annual Transfer and Partial Withdrawal Limit is determined as follows:

[Twenty] percent of the amount in the [Fixed Plus Account A] may be transferred in each of [four] consecutive 12 months and the balance transferred in the [fifth] year subject to the following conditions:

(a)	During the [five]-year period, no additional amounts are allocated to or transferred from the [Fixed Plus Account A];

(b)

We will include any amount transferred, taken as a loan (if allowed under the Contract) or used to purchase Annuity payments during the prior 12-month period when calculating the amount which equals [20]%; and

(c)	We reserve the right to include amounts paid under a systematic distribution option when calculating the amount which equals [20]%.

The amount available for Transfer from the [Fixed Plus Account A] is based on the Individual Account value in the [Fixed Plus Account A] on the Business Day we receive the Transfer request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments during the 12 months prior to the Transfer request.  In addition, we reserve the right to reduce the amount available for Transfer by amounts withdrawn under a systematic distribution option and the right to establish a minimum transfer amount.

The Contract Holder or a Participant, as applicable, may request a Transfer by properly completing a Transfer request form and forwarding it to our Home Office, or by otherwise complying with our administrative procedures.

Unless we agree otherwise, any request for transfers from general account assets will be transferred first from the Fixed Account (if applicable) until depleted, then from the Fixed Plus Account (if applicable) until depleted, and last from the [Fixed Plus Account A].

6.	Withdrawals

Partial Withdrawals from the [Fixed Plus Account A]

Except as provided below, partial Withdrawals from the [Fixed Plus Account A] are permitted, subject to the [Fixed Plus Account A] Annual Transfer and Partial Withdrawal Limit.  The [Fixed Plus Account A] Annual Transfer and Partial Withdrawal Limit is determined as follows:

During each rolling 12-month period, [20%] of the amount available for Withdrawal may be withdrawn by a Participant from the [Fixed Plus Account A].

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The amount available for Withdrawal is based on the Individual Account value in the [Fixed Plus Account A] on the Business Day we receive the Withdrawal request in Good Order at our Home Office, reduced by any amount withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments during the 12 months prior to the request.  We also reserve the right to reduce the amount available by deducting any amount withdrawn under a systematic distribution option.

The Contract Holder or a Participant, as applicable, may request a partial Withdrawal by properly completing a partial Withdrawal request form and forwarding it to our Home Office, or by otherwise complying with our administrative procedures.

When a partial Withdrawal is requested by a Participant, the [Fixed Plus Account A] Annual Transfer and Partial Withdrawal Limit does not apply when the Withdrawal is:

[(a)	Due to a Participant's death before Annuity payments begin and is paid within six months of the date of the Participant's death (this exception applies to only one partial Withdrawal);

(b)	Used to purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-only basis;

(c)	Due to other conditions as we may allow without discrimination, including:

(1)

Due to a Participant's separation from service, (provided, however, that such waiver shall not apply due to a Participant's severance from employment that would not otherwise qualify as a separation from service), and when:

(i)	Separation from service is documented in a form acceptable to us;

(ii)

The amount is paid directly to the Participant or as a direct rollover to another Code Section 403(b), 401 or governmental 457(b) plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; and

(iii)

The amount paid for all Withdrawals due to separation from service during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period; or

(2)	As defined in the Internal Revenue Code ("Code"), due to a Participant's:

(A)	Financial hardship for 403(b) and 401(k) Plans;

(B)	Unforeseeable emergency for 457 Plans;

(C)	In-service distribution permitted by the plan for 401(a) Plans in the government market, and for 457(b) plans; or

(D)	Disability for 403(b), 457, 401(a) and 401(k) Plans and when:

(i)	If applicable, certified by the employer;

(ii)	The amount is paid directly to the Participant; and

(iii)

The amount paid for all Withdrawals due to the reasons identified in this item (c)(2) during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period; or

(d)

For 401, 403(b) and 457(b) Plans, as a loan taken in accordance with the terms of the Plan. The Withdrawal is made on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata Withdrawal requirement as directed by the Participant at the time of the loan Withdrawal and agreed to by the Company.]

In addition, the [Fixed Plus Account A] Annual Transfer and Partial Withdrawal Limit does not apply when the amount in the [Fixed Plus Account A] is less than or equal to [$2,000].

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Full Withdrawal of the Total Amount in the [Fixed Plus Account A]

The Contract Holder or a Participant, as applicable, may make a full Withdrawal from the [Fixed Plus Account A] as follows:

(a)	The Contract Holder may withdraw the sum of the value of all Individual Accounts under the Contract provided the Contract Holder controls the Contract; and

(b)	A Participant or the Contract Holder, as applicable, may withdraw the entire value of the Individual Account(s) established for that Participant under the terms of this provision.

Once we receive a full Withdrawal request in Good Order at our Home Office, no additional Transfers, partial Withdrawals, or loans (if allowed under the Contract) are allowed.

For a full Withdrawal paid to a Contract Holder or to a Participant, we will pay the applicable amount, with interest in accordance with the terms of the Contract, as follows:

[(1)

One-fifth of the following amount:  The Individual Account value, or the value of the sum of all Individual Accounts, as applicable, in the [Fixed Plus Account A] as of the Business Day we receive the Withdrawal request in Good Order at our Home Office reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract) or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months.  We also reserve the right to reduce the amount available by deducting any amount withdrawn under a systematic distribution option; then

(2)

One-fourth of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract), or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(3)

One-third of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract), or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(4)

One-half of the remaining amount 12 months later reduced by the amount, if any, transferred, taken as a loan (if allowed under the Contract), or withdrawn either by the Contract Holder or Participant, or used to purchase Annuity payments during the prior 12 months; then

(5)	The balance of the Individual Account value, or the balance of the value of the sum of all Individual Accounts, as applicable in the [Fixed Plus Account A], 12 months later.]

Payment of the applicable amount from the [Fixed Plus Account A] as described above does not apply when the Withdrawal is made due to any of the following:

[(a)

When the amount in the [Fixed Plus Account A] is [$2,000] or less (or, if applicable, as otherwise allowed by the Plan for a lump-sum cash-out without Participant consent) and during the previous [12 months] no amounts have been withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments;

(b)	Due to a Participant's death before Annuity payments begin and paid within six months of the date of the Participant's death;

(c)	Due to individual account termination;

(d)	To purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-only basis;

(e)

Due to a Participant's separation from service (provided, however, that such waiver shall not apply due to a Participant's severance from employment that would not otherwise qualify as a separation from service), and when:

(1)	Separation from service is documented in a form acceptable to us;

(2)

The amount is paid directly to the Participant or as a direct rollover to another Code Section 403(b), 401 or governmental 457(b) plan or an Individual Retirement Account or Individual Retirement Annuity designated by the Participant; and

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(3)

The amount paid for all Withdrawals due to separation from service during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period; or

(f)	As defined in the Internal Revenue Code ("Code"), due to a Participant's:

(A)	Financial hardship for 403(b) and 401(k) Plans;

(B)	Unforeseeable emergency for 457 Plans;

(C)	In-service distribution permitted by the plan for 401(a) Plans in the government market, and for 457(b) plans; or

(D)	Disability for 403(b), 457, 401(a) and 401(k) Plans and when:

(i)	If applicable, certified by the employer;

(ii)	The amount is paid directly to the Participant; and

(iii)

The amount paid for all Withdrawals due to the reasons identified in this item (f) during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period; or

(g)

For 401, 403(b) and 457(b) Plans, as a loan taken in accordance with the terms of the Plan. The Withdrawal is made on a pro rata basis from each of the Investment Options in which the Individual Account is invested. Certain Investment Options may be excluded from the pro rata Withdrawal requirement as directed by the Participant at the time of the loan Withdrawal and agreed to by the Company.]

No Withdrawal Charge applies to amounts withdrawn from the [Fixed Plus Account A].

The Contract Holder or Participant, as applicable, may cancel a full Withdrawal request from the [Fixed Plus Account A] at any time.

Unless we agree otherwise, any request for partial or full withdrawals from general account assets will be deducted first from the Fixed Account (if applicable) until depleted, then from the Fixed Plus Account (if applicable) until depleted, and last from the [Fixed Plus Account A].

7.	Guaranteed Accumulation Account ("GAA")

For those contracts that do not expressly permit the Company to change or discontinue the GAA, if applicable, upon advance written notice, the following provisions are added to the Contract:

The Company may stop accepting allocations or Contributions, or allowing amounts to be reinstated to the Terms of the GAA, at any time upon 30 days' written notice to the Contract Holder. The discontinuance of the Terms of the GAA for new allocations shall apply to both new and in force Participants, unless the notice specifies otherwise. Unless we receive alternative allocation instructions, amounts directed to, or to be reinvested in, the Terms of the GAA after the date on which allocations are no longer accepted will be automatically allocated among the other available Investment Options according to the most recent allocation instructions we have on file. If the most recent allocation instructions we have on file do not include any other available Investment Options, we must be provided with alternative allocation instructions.

8.	Guaranteed Interest Rates - GAA

Reference to a Guaranteed Accumulation Account Minimum Guaranteed Interest Rate in the schedule pages of the Contract, if any, is deleted, and the GAA Minimum Guaranteed Interest Rate provision of the Contract, if applicable, is hereby deleted, and replaced with the following:

All Contributions allocated to a GAA guaranteed term earn a rate of interest which we determine and which is guaranteed when the Contribution remains in the guaranteed term until the Maturity Date.  On and after the Effective Date of this Endorsement, the rate credited will never be less than 0%.  For guaranteed terms of one year or less, one guaranteed rate is credited for the full guaranteed term.  For longer guaranteed terms, we may credit an initial guaranteed interest rate from the date of deposit to the end of a specified period within the guaranteed term.  We may credit different interest rates for subsequent specified periods throughout the guaranteed term.

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9.	Restrictions and Limits

The Company has the right to impose new or different restrictions and limits applicable to Transfers, partial Withdrawals or full Withdrawals, including (i) administering differences among the Fixed Account and/or Fixed Plus Account (as applicable), and [Fixed Plus Account A], (ii) waiving any such restrictions or limits altogether, or (iii) prohibiting transfers to the [Fixed Plus Account A].

10.	Reinstatement

To the extent reinstatement is permitted under the terms of the Contract, amounts that would have been reinstated to the Fixed Account and/or Fixed Plus Account (as applicable) prior to the Effective Date of this Endorsement may instead be reinstated to the [Fixed Plus Account A].

Any amount that would have been reinstated to the GAA prior to the Effective Date of this Endorsement may be reinstated pursuant to the terms of the Contract, unless otherwise prohibited in accordance with the restrictions and limitations specified under paragraph 7 above.

Reinstatement is permitted only once.  If any amounts have been reinstated prior to the Effective Date of this Endorsement, no further amounts may be reinstated.

11.	Nonwaiver

Failure by the Company to exercise a right or reservation specified in the Contract or this endorsement, as applicable, shall not constitute a waiver of such right or such reservation at any subsequent time.

12.	Participant Independent Judgment

The Contract Holder or its agent(s) agrees that Participants will exercise their own independently determined judgments, without influence or direction by the Contract Holder, or such agent(s), in regard to their actions under the Plan. Upon request by the Company, the Contract Holder or its agent(s) will furnish us with copies of communications to Participants concerning the Plan. We reserve the right to treat any action under this Contract as non-Participant directed, if it appears from the circumstances that the Participants' actions were influenced by the Contract Holder or its agent(s).

Effective Date

The effective date of this endorsement shall be the later of (1) the date this endorsement is accepted by a Contract Holder with an existing contract, or (2) the effective date of a newly issued Contract that contains this endorsement.

[

/s/Charles P. Nelson
President] Voya Retirement Insurance and Annuity Company

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